Exhibit 5.1

February 6, 2007

Board of Directors

PAETEC Holding Corp.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, New York 14450

Re:	PAETEC Holding Corp. Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel to PAETEC Holding Corp., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-4, as amended through the date hereof (the “Registration Statement”), filed with the Securities and Exchange Commission, relating to the issuance of up to 120,184,500 shares (collectively, the “Shares”) of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) pursuant to the Agreement and Plan of Merger, dated as of August 11, 2006, by and among the Company, PAETEC Corp., a Delaware corporation (“PAETEC”), US LEC Corp., a Delaware corporation (“US LEC”), WC Acquisition Sub P Corp., a Delaware corporation and wholly owned subsidiary of the Company, and WC Acquisition Sub U Corp., a Delaware corporation and wholly owned subsidiary of the Company (as amended as of the date hereof, the “Merger Agreement”). The Merger Agreement provides that at the Effective Time (as defined in the Merger Agreement) of the Mergers (as such term is defined in the Merger Agreement, the “Mergers”), (i) each share of the Class A common stock, par value $0.01 per share, of PAETEC issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive 1.623 shares of the Company Common Stock and (ii) each share of the Class A common stock, par value $0.01 per share, of US LEC will be automatically converted into the right to receive 1.000 share of the Company Common Stock, in each case, subject to adjustment as set forth in the Merger Agreement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Merger Agreement.

2.	An executed copy of the Registration Statement.

Board of Directors

PAETEC Holding Corp.

3.	The Certificate of Incorporation of the Company, as amended, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	The form of Restated Certificate of Incorporation of the Company to become effective before the issuance of the Shares, as certified by the Secretary of the Company on the date hereof as being complete and accurate (the “Restated Certificate of Incorporation”).

5.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

6.	The form of Amended and Restated Bylaws of the Company to become effective before the issuance of the Shares, as certified by the Secretary of the Company on the date hereof as being complete and accurate.

7.	Resolutions of the Sole Director of the Company adopted by written consent on August 11, 2006, on January 22, 2007 and on January 25, 2007, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating, among other things, to the approval of the Merger Agreement and the Restated Certificate of Incorporation and the issuance and sale of the Shares pursuant to the Merger Agreement.

8.	Resolutions of the Sole Stockholder of the Company adopted by written consent on August 12, 2006 and on January 23, 2007, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating, among other things, to the adoption of the Merger Agreement and the approval of the Restated Certificate of Incorporation.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Board of Directors

PAETEC Holding Corp.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) filing and effectiveness of the Restated Certificate of Incorporation under the Delaware General Corporation Law, as amended, (iii) consummation of the Mergers in accordance with the Merger Agreement, (iv) issuance of the Shares pursuant to the terms of the Merger Agreement, and (v) receipt by the Company of the consideration for the Shares specified in the Merger Agreement and resolutions of the Board of Directors of the Company, the Shares will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the joint proxy statement/prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson LLP

HOGAN & HARTSON LLP